Exhibit 99.1

CapLease Announces First Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--May 8, 2012--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the first quarter ended March 31, 2012. Net income to common stockholders was $0.4 million, and funds from operations, or FFO, as adjusted for items affecting comparability, was $9.9 million.

First Quarter 2012 and Subsequent Event Highlights:

  FFO of $0.15 Per Share As Adjusted for Comparability
  Agreed to Acquire Two Office Properties for $46 Million
  Entered into Lease Extensions for Two of Three Nestlé Properties
  Raised $48.3 Million of Preferred Equity Capital

Paul McDowell, Chairman and Chief Executive Officer, stated, “We have had an excellent start to the year and have made solid progress on our goals for 2012. Our growth momentum continues to build as we have an agreement to acquire two new office properties and a robust pipeline of additional opportunities. Leasing has gone well as we have now secured lease extensions through December 2017 on two of the three Nestlé distribution properties and we are in discussions with several potential tenants for the third property and believe the prospects for re-tenanting are good. We also have an 18 month lease extension out for signature to the United States Government for the National Institutes of Health (NIH) property in Bethesda, Maryland. To provide us with additional financial flexibility to support our expected growth, we raised preferred equity capital which we expect to invest accretively in order to create additional long-term value for our stockholders.”

First Quarter 2012 Results:
	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$12,575	$9,188
Per Share	$0.19	$0.16
Items that affect comparability (income) expense:
(Gain) loss on investments other than real property, net	(709)	490
Gain on extinguishment of debt, net	(2,012)	–
Funds from operations, as adjusted for comparability	$9,854	$9,678
Per Share	$0.15	$0.17

For the quarter ended March 31, 2012, the Company reported total revenues of $39.0 million, compared to total revenues of $41.2 million in the comparable period in 2011. FFO adjusted for items that affect comparability was $9.9 million, or $0.15 per share, compared to $9.7 million, or $0.17 per share, in the comparable period in 2011. Rental revenue was up 6% for the 2012 period, reflecting the new properties acquired. The decline in per share FFO as adjusted reflects the impact of asset sales, lower leverage and a higher share count. During 2011, we significantly reduced our investments in mortgage assets and overall leverage level through the strategic sale of the Company’s collateralized debt obligation at a gain. That sale transaction along with the common equity we issued during 2011, provided the liquidity to continue to grow the owned property portfolio.

Net income to common stockholders for the first quarter of 2012 was $0.4 million, or $0.01 per share, compared to net loss of $(3.1) million, or $(0.05) per share, in the comparable period in 2011. 2012 net income to common stockholders includes non-recurring gains of $2.7 million, including $2.0 million of gain related to the refinancing of the mortgage debt on one of our owned properties.

New Owned Properties:

The Company has entered into an agreement to purchase two adjacent office properties for a total purchase price of $46 million. Both of the properties are located in the South Central United States and the purchase is expected to close during the second quarter.

The Company continued to fund construction of its latest build-to-suit transaction during the first quarter of 2012. Construction of the 324,000 square foot Class A office building in Tulsa, Oklahoma is progressing well and the project remains on schedule with delivery of floors to the tenant Cimarex Energy Co. scheduled to begin later this year, and completion of construction scheduled for the first quarter of 2013. Through March 31, 2012, the Company had funded $13.8 million of its expected total investment of $53 million. Approximately half of the Company’s total investment will be funded through a non-recourse mortgage loan obtained from the Bank of Oklahoma. The Company’s average capitalization rate will be in excess of 10% over a 12 year lease term.

Nestlé Distribution Properties:

During the first quarter and early part of the second, the Company entered into five year lease extensions for two of the three Nestlé warehouse properties where leases were scheduled to expire at the end of 2012. The extension of the approximately 1 million square foot Pennsylvania property is with the existing tenant Nestlé for five years commencing January 1, 2013, at a triple net rate of $4.40 per square foot, increasing 3% per annum. The extension of the approximately 750,000 square foot California property is with the existing subtenant Del Monte Corporation for five years commencing January 1, 2013, at a triple net rate of $3.32 per square foot, increasing 2.5% per annum. The Company is continuing to actively market the Fort Wayne property for re-let at the end of Nestlé’s lease term in December 2012, and is seeing strong interest in the property.

Capital Activity:

The Company raised approximately $48.3 million of net proceeds through a preferred stock offering in April 2012. The Company issued 2 million shares of 8.375% Series B Cumulative Redeemable Preferred Stock, at a price of $25.00 per share, before the underwriting discount and estimated offering expenses. The Company intends to use the net proceeds of the offering to fund future acquisitions and for other general corporate purposes.

Portfolio:

Over 95% of the Company’s portfolio is invested in owned properties, representing approximately $1.7 billion before depreciation and amortization at March 31, 2012. The weighted average tenant credit rating on the Company’s single tenant owned property portfolio is A from Standard & Poor’s.

Approximately 94% of the Company’s single tenant owned property portfolio is leased to investment grade tenants.

The weighted average remaining lease term on the Company’s single tenant owned property portfolio is approximately 7 years.

References to the Company’s single tenant owned property portfolio exclude the Omaha, Nebraska properties which are no longer leased primarily by a single tenant. The single tenant owned property portfolio also excludes the Johnston, Rhode Island property which is vacant and being marketed for lease or sale.

Balance Sheet:

At March 31, 2012, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $32 million in loan investments, and $62 million in commercial mortgage-backed securities. The Company has strong liquidity with $57.4 million of cash on hand as of March 31, 2012, and $98.0 million as of today inclusive of the recent preferred equity raise. The Company’s owned real estate portfolio includes four properties unencumbered by debt and another 12 properties financed with debt that can be prepaid at any time without penalty or premium.

The Company’s overall portfolio leverage, expressed as a percentage of its total debt to total assets before depreciation and amortization on owned properties and with other minor adjustments, was approximately 64% as of March 31, 2012, a decline of 600 basis points since March 31, 2011. The Company’s leverage on owned properties was approximately 62% as of March 31, 2012.

Leverage on the Company’s debt investments was approximately 68% as of March 31, 2012, down from 85% at March 31, 2011, driven primarily by strategic asset sales. CapLease expects its portfolio leverage level to continue to decrease over time, primarily as a result of scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, and expected lower or no leverage on new asset acquisitions.

Dividends:

During the first quarter of 2012, the Company declared a cash dividend on its common stock in the amount of $0.065 per share. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A Cumulative Redeemable Preferred Stock.

2012 Guidance:

CapLease is affirming its previously disclosed full year 2012 guidance range of $0.59 to $0.62 per share of FFO as adjusted for comparability, and $(0.12) to $(0.09) of earnings per share (EPS).

CapLease is also affirming its full year 2012 guidance range of $0.68 to $0.71 per share of cash available for distribution (CAD). The difference between CAD and FFO guidance is driven primarily by cash rents exceeding straight-line rents during 2012. A reconciliation of FFO and CAD to net income, the most directly comparable GAAP measure, is attached to this press release.

As a reminder, our guidance does not include the impact of capital raising and portfolio growth activities, although it does include the new investment and equity activities described in this press release.

The Company’s guidance estimates also assume no disposition activity and no gains or losses associated with asset sales or debt extinguishment, no share repurchase activity, no portfolio impairments or losses, and no other gains or charges that may occur during the year. The guidance also includes our current estimates with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s first quarter 2012 results at 10:00 a.m. (Eastern Time) tomorrow. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 705-6003 or (201) 493-6725 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 pm (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 393181.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2012 and 2011 periods have been adjusted to exclude non-recurring gains or losses on investments and any gain on extinguishment of debt.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to close new investment transactions that are in our pipeline in a timely manner or at all;
  our ability to renew expiring leases on favorable terms or at all;
  our ability to refinance or extend maturing debt obligations on favorable terms or at all;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three months ended March 31, 2012 and March 31, 2011 (Unaudited)

	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2012	2011
Revenues:
Rental revenue	$32,982	$31,178
Interest income from loans and securities	2,013	6,428
Tenant reimbursements	3,832	3,353
Other revenue	159	283
Total revenues	38,986	41,242
Expenses:
Interest expense	16,978	20,035
Property expenses	6,791	6,900
General and administrative expenses	3,016	2,827
General and administrative expenses-stock based compensation	704	672
Depreciation and amortization expense on real property	12,144	11,717
Other expenses	16	66
Total expenses	39,649	42,217
Other gains (losses):
Gain (loss) on investments, net	709	(490)
Gain on extinguishment of debt, net	2,012	–
Total other gains (losses)	2,721	(490)
Income (loss) from continuing operations	2,058	(1,465)
Loss from discontinued operations	–	(50)
Net income (loss) before non-controlling interest in consolidated subsidiaries	2,058	(1,515)
Non-controlling interest in consolidated subsidiaries	(1)	9
Net income ( loss)	2,057	(1,506)
Dividends allocable to preferred shares	(1,627)	(1,627)
Net income (loss) allocable to common stockholders	$430	$(3,133)

Income (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$0.01	$(0.05)
Income (loss) from discontinued operations	$–	$–
Net income (loss) per common share, basic and diluted	$0.01	$(0.05)
Weighted average number of common shares outstanding, basic and diluted	66,313	57,537
Dividends declared per common share	$0.065	$0.065
Dividends declared per preferred share	$0.51	$0.51

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of March 31, 2012 and December 31, 2011

(Amounts in thousands, except share and per share amounts)	As Of March 31, 2012	As Of December 31, 2011
Assets

Real estate investments, net	$1,395,058	$1,401,526
Loans held for investment, net	31,646	33,139
Commercial mortgage-backed securities	62,366	59,435
Cash and cash equivalents	57,356	71,160
Other assets	79,037	76,363
Total Assets	$1,625,463	$1,641,623
Liabilities and Equity

Mortgages on real estate investments	$957,407	$972,924
Credit agreement	68,399	70,668
Secured term loan	83,081	88,142
Convertible senior notes	34,678	34,522
Other long-term debt	30,930	30,930
Total Debt Obligations	1,174,495	1,197,186
Intangible liabilities on real estate investments	34,672	35,219
Accounts payable and other liabilities	22,371	17,371
Dividends and distributions payable	5,977	5,946
Total Liabilities	1,237,515	1,255,722
Commitments and contingencies

Stockholders' equity:

Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,204,900 shares issued and outstanding	73,880	73,880
Common stock, $0.01 par value, 500,000,000 shares authorized, 66,766,965 and 66,275,535 shares issued and outstanding, respectively	668	663
Additional paid in capital	318,091	321,303
Accumulated other comprehensive loss	(5,788)	(11,051)
Total Stockholders' Equity	386,851	384,795
Non-controlling interest in consolidated subsidiaries	1,097	1,106
Total Equity	387,948	385,901
Total Liabilities and Equity	$1,625,463	$1,641,623

CapLease, Inc. and Subsidiaries Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited) For the three months ended March 31, 2012 and March 31, 2011

	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2012	2011
Net income (loss) allocable to common stockholders	$430	$(3,133)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	1	(9)
Depreciation and amortization expense on real property	12,144	11,717
Depreciation and amortization expense on discontinued operations	–	613
Funds from operations	12,575	9,188
Add (deduct):
Straight-lining of rents	13,097	11,674
General and administrative expenses-stock based compensation	704	672
Amortization of above and below market leases	(186)	419
Non-cash interest income and expenses	391	484
Routine capital expenditures on real estate investments	(421)	(824)
(Gain) loss on investments other than real property, net	(709)	490
Gain on extinguishment of debt, net	(2,012)	–
Cash available for distribution	$23,439	$22,103

Weighted average number of common shares outstanding, basic and diluted	66,313	57,537
Weighted average number of OP units outstanding	156	156
Weighted average number of common shares and OP units outstanding, diluted	66,469	57,693
Net income (loss) per common share, basic and diluted	$0.01	$(0.05)
Funds from operations per share	$0.19	$0.16
Cash available for distribution per share	$0.35	$0.38

CapLease, Inc. and Subsidiaries Overall Company Leverage (unaudited) As of March 31, 2012 and December 31, 2011

	Mar 31, 2012	Dec 31, 2011
Debt	unaudited
Mortgages on real estate investments	$957,407	$972,924
Credit agreement	68,399	70,668
Secured term loan	83,081	88,142
Convertible senior notes	34,678	34,522
Other long-term debt	30,930	30,930
Total Debt	$1,174,495	$1,197,186

Assets
Total assets	$1,625,463	$1,641,623
Accumulated depreciation and amortization on owned properties	280,076	268,209
Intangible liabilities on real estate investments	(34,672)	(35,219)
Prepaid expenses and deposits	(1,252)	(1,381)
Accrued rental income	(34,685)	(41,387)
Deferred rental income	6,397	2
Debt issuance costs, net	(3,999)	(3,889)
Other	(634)	(712)
Total Assets, as adjusted	$1,836,694	$1,827,247

Leverage (Total Debt/Total Assets, as adjusted)	64%	66%

CapLease, Inc. and Subsidiaries Leverage by Segment (unaudited) As of March 31, 2012

(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$957,407	$22,770	$64,713	$1,044,890	$1,688,371	62%
Debt Investments	–	60,311	3,686	63,997	94,579	68%

Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com